Exhibit 99.1

PORT ANGELES, Wash., October 29, 2024 (GLOBE NEWSWIRE)

First Northwest Bancorp Reports Third Quarter 2024 Financial Results

CEO Commentary

"This was a quarter of mixed results. Progress on customer deposit gathering and the termination of the FDIC Consent Order was overshadowed by a quarterly loss driven by additional provisions primarily related to certain equity loans made to high net worth, accredited investors.

The teamwork and collaboration between Staff, Management and the Board to address the matters identified in the Consent Order is demonstrative of the qualifications, determination and capabilities of the First Fed team. We appreciate that the FDIC acknowledged the planning, monitoring and execution required to comply with the Order and validation that all of these matters were properly addressed. I am very proud of this accomplishment, and I would like to thank all of the many people within the bank who worked tirelessly to reach this achievement less than one year after the Order was issued.

Through an internal review of our loan portfolio and with consultation with our prudential regulators, it was determined that larger provisions were required in the second quarter of 2024. As a result, we decided it was appropriate to file a restated quarterly report on Form 10-Q for the quarter ended June 30, 2024, and identified a material weakness in the design of certain internal controls. The loans for which we increased reserves were originated between 2020 and 2023. More recent vintages of our loan portfolio are performing well as we have engaged in lending and partnerships that we have evaluated as having a relatively lower risk profile. The provision for credit losses after the amendment was $8.7 million in the second quarter of 2024.

Management and the Board of Directors take the reported material weakness very seriously. We have taken corrective action to address the basis for the restatement and are working to promptly remediate.

We also acknowledge the ongoing lawsuits filed by some of the Water Station equipment borrowers. We intend to vigorously defend against these claims, which we believe are meritless. We also intend to continue pursuing collection of all monies owed by the litigants using all available legal means.

Moving forward, the highly capable bankers at First Fed are focused on continuing to build relationships with small businesses and individuals in the communities we serve. We continue to pursue inroads in SBA, treasury, maritime lending, first and second mortgage lending and community banking. We are introducing products and services to meet our customers where they are and to enhance their overall experience with First Fed. We believe that focusing on these fundamentals of Community Banking will improve our results and our overall franchise value."

-- Matthew P. Deines, President and CEO, First Northwest Bancorp

2024 FINANCIAL RESULTS	3Q 24	2Q 24	3Q 23	2024 YTD	2023 YTD
OPERATING RESULTS (in millions)
Net (loss) income	$(2.0)	$(2.2)	$2.5	$(3.8)	$7.8
Pre-provision net interest income	14.0	14.2	15.0	42.2	47.2
Provision for credit losses	3.1	8.7	0.4	12.8	0.2
Noninterest expense	15.8	15.6	14.4	45.8	44.5
Total revenue, net of interest expense *	15.8	21.6	17.9	53.5	54.2
PER SHARE DATA
Basic and diluted (loss) earnings	$(0.23)	$(0.25)	$0.28	$(0.43)	$0.87
Book value	17.17	16.81	16.20	17.17	16.20
Tangible book value *	17.00	16.64	16.03	17.00	16.03
BALANCE SHEET (in millions)
Total assets	$2,255	$2,216	$2,154	$2,255	$2,154
Total loans	1,735	1,698	1,635	1,735	1,635
Total deposits	1,712	1,708	1,658	1,712	1,658
Total shareholders' equity	161	159	156	161	156
ASSET QUALITY
Net charge-off ratio (1)	0.10%	1.70%	0.30%	0.67%	0.10%
Nonperforming assets to total assets	1.35	1.07	0.11	1.35	0.11
Allowance for credit losses on loans
to total loans	1.27	1.14	1.04	1.27	1.04
Nonaccrual loan coverage ratio	72	82	714	72	714

(1)  Performance ratios are annualized, where appropriate.

* See reconciliation of Non-GAAP Financial Measures later in this release.

2024 FINANCIAL RESULTS (Continued)	3Q 24	2Q 24	3Q 23	2024 YTD	2023 YTD
SELECTED RATIOS
Return on average assets (1)	-0.36%	-0.40%	0.46%	-0.23%	0.50%
Return on average equity (1)	-4.91	-5.47	6.17	-3.14	6.50
Return on average tangible common equity (1) *	-4.96	-5.53	6.23	-3.17	6.57
Net interest margin	2.70	2.76	2.97	2.74	3.22
Efficiency ratio	100.31	72.32	80.52	85.54	82.06
Bank common equity tier 1 (CETI) ratio	12.20	12.40	13.43	12.20	13.43
Bank total risk-based capital ratio	13.44	13.49	14.38	13.44	14.38

(1)  Performance ratios are annualized, where appropriate.

* See reconciliation of Non-GAAP Financial Measures later in this release.

2024 Significant Items as of September 30, 2024
•	Year-to-date net loss of $3.8 million was primarily due to a provision for credit losses of $12.8 million as the collectability of a small number of loan relationships continued to deteriorate and additional reserves were taken on purchased loan pools.
•	First Fed Bank ("First Fed" or the "Bank") balance sheet restructuring contributed to an improved year-to-date yield on earning assets by 16-basis points over the prior year end to 5.44%.
- Sale-leaseback transaction completed in the second quarter, resulting in a $7.9 million gain on sale of premises and equipment.
- Sold $23.2 million of lower-yielding security investments which resulted in $2.1 million year-to-date loss on sale.
- Purchased $53.3 million of higher-yielding security investments year-to-date.
- Continued conversion of lower-yielding bank-owned life insurance ("BOLI") with one conversion completed in the first quarter and an exchange in the third quarter. Two additional policy restructures expected to be completed by the end of the first quarter of 2025.
•	Net interest margin decreased over the prior year end from 3.13% to 2.74%, impacted by the increase in deposit and borrowing costs outpacing increased yields on loans and investments.
•	Loan mix shifted away from construction and commercial real estate into commercial business, auto, multi-family real estate, one-to-four family and home equity compared to the prior year end. The weighted-average rate on new loans year-to-date was 8.5%.
•	Borrowings increased $14.1 million, or 4.4%, to $335.0 million at September 30, 2024, compared to $320.9 million at December 31, 2023.
•	Repurchased 214,132 shares during the first quarter, which closed out the October 2020 Stock Repurchase Plan.
•	Repurchased 98,156 shares during the third quarter under the new share repurchase plan approved in April 2024.
•	Year-to-date deposit growth of $34.7 million, or 2.0%, to $1.71 billion, with a $30.0 million shift from savings to money market accounts. Cost of total deposits increased over the prior year end from 1.66% to 2.49%.
•	Estimated insured deposits totaled $1.3 billion, or 77% of total deposits at September 30, 2024. Available liquidity to uninsured deposit coverage remained strong at 142% at September 30, 2024.
•	Classified loans increased to 2.71% of total loans at September 30, 2024, compared to 2.12% at December 31, 2023.
•	Nonperforming assets increased $11.7 million year-to-date mainly due to three commercial loan relationships included in commercial construction, commercial real estate and commercial business.
•	Completed a reduction-in-force impacting 9% of our workforce on July 24, 2024. This action, along with year-to-date headcount management through attrition, is expected to result in a reduction in current levels of compensation expense by approximately $820,000 per quarter starting in the fourth quarter of 2024.

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or the "Company") today reported a net loss of $2.0 million for the third quarter of 2024, compared to a net loss of $2.2 million for the second quarter of 2024 and net income of $2.5 million for the third quarter of 2023. Basic and diluted loss per share were $0.23 for the third quarter of 2024, compared to basic and diluted loss per share of $0.25 for the second quarter of 2024 and basic and diluted earnings per share of $0.28 for the third quarter of 2023. In the third quarter of 2024, the Company generated a return on average assets of -0.36%, a return on average equity of -4.91% and a return on average tangible common equity* of -4.96%. Loss before provision for income taxes was $3.2 million for the third quarter of 2024, compared to a loss before provision for income taxes of $2.8 million for the preceding quarter, a decrease of $417,000, or 15.1%, and decreased $6.3 million compared to income of $3.1 million for the third quarter of 2023.

The Bank recorded reserves on individually analyzed loans totaling $1.9 million due to the uncertain future cash flows from specific loan relationships in the third quarter of 2024. An additional credit loss on loans of $1.8 million was attributable to an increase in the reserve on pooled commercial business loans, with a reserve loss rate of 3.4% applied to that segment of the loan portfolio at period end. We believe the reserve on individually analyzed loans does not represent a universal decline in the collectability of all loans in the portfolio. We continue to work on resolution plans for all troubled borrowers. The provision for credit losses on loans had a significant negative impact on net income and was the only reason for the net loss recorded for the third quarter of 2024.

Steps taken to restructure the Bank's balance sheet continue to have a positive impact. The fair value hedge on loans, tied to the compounded overnight index swap using the secured overnight financing rate index, established in the first quarter of 2024 added $946,000 to interest income year-to-date. The fair value hedge on loans reduces interest rate risk by reducing liability sensitivity while increasing interest income. We estimate that if rates remain unchanged, this hedge will add $1.3 million of annualized interest income in 2024. The estimated impact will be reduced if the Federal Reserve Board ("FRB") implements additional rate cuts during the year. The Bank expects to maintain a positive carry on its derivative for up to 75-basis points of additional rate cuts.

The balance sheet restructure plan also includes the conversion of BOLI policies in order to reinvest in higher yielding products. The first $6.1 million policy earning 2.58% was surrendered during the first quarter and reinvested into a policy earning 5.18%. In the third quarter of 2024, a $1.3 million policy earning 3.18% was exchanged and reinvested into a policy earning 5.73%. The remaining surrender and exchange transactions are expected to be completed by the end of the first quarter of 2025.

Net Interest Income

Total interest income decreased $405,000 to $28.2 million for the third quarter of 2024, compared to $28.6 million in the previous quarter, and increased $2.4 million compared to $25.8 million in the third quarter of 2023. Interest income decreased in the third quarter of 2024 primarily due to interest reversals for loans placed on nonaccrual totaling $619,000. The interest adjustments were partially offset by higher yields on performing loans combined with increased loan volume. Interest and fees on loans increased year-over-year as the loan portfolio grew as a result of draws on new and existing lines of credit, originations of commercial real estate, commercial business and home equity loans, and auto and manufactured home loan purchases. Loan yields increased over the prior year due to higher rates on new originations as well as the repricing of variable and adjustable-rate loans tied to the Prime Rate or other indices.

Total interest expense decreased $190,000 to $14.2 million for the third quarter of 2024, compared to $14.4 million in the second quarter of 2024, and increased $3.3 million compared to $10.9 million in the third quarter of 2023. Interest expense for the three months ended September 30, 2024, was lower primarily due to lower rates on advances combined with decreased advance volumes. The decrease was partially offset by a 9-basis point increase in the cost of deposits to 2.56% for the quarter ended September 30, 2024, from 2.47% for the prior quarter as a result of customers continuing to shift deposit balances into higher earning products. The increase over the third quarter of 2023 was the result of a 71-basis point increase in the cost of deposits from 1.85% in the third quarter one year ago. A shift in the deposit mix from transaction and savings accounts to money market accounts and time deposits also added to the higher cost of deposits compared to the third quarter of 2023. Higher costs of brokered time deposits also contributed to additional deposit costs with a 57-basis point increase to 4.88% for the current quarter compared to 4.31% for the third quarter one year ago.

Net interest income before provision for credit losses for the third quarter of 2024 decreased $215,000, or 1.5%, to $14.0 million, compared to $14.2 million for the preceding quarter, and decreased $930,000, or 6.2%, from the third quarter one year ago. The impact of the September FRB rate cut will be reflected beginning with fourth quarter 2024 interest income and expenses.

The Company recorded a $3.1 million provision for credit losses on loans in the third quarter of 2024, primarily due to reserves taken individually analyzed loans and Current Expected Credit Loss model loss factor increases attributable to pooled commercial business and multi-family loans at quarter end. Credit loss provision increases were offset by decreases to the loss factors applied to consumer, commercial real estate and one-to-four family loans. Higher loss factors applied to unfunded commitments and a moderate increase in commitment balances also resulted in a provision for credit losses on unfunded commitments of $57,000 for the quarter. The total provision for credit loss recorded for the third quarter of 2024 was $3.1 million, compared to a credit loss provision of $8.7 million for the preceding quarter and a provision of $371,000 for the third quarter of 2023.

The net interest margin decreased to 2.70% for the third quarter of 2024, from 2.76% for the prior quarter, and decreased 27-basis points from 2.97% for the third quarter of 2023. The decrease over the linked quarter is primarily due to the accrued interest reversed on three nonperforming commercial loans during the three months ended September 30, 2024, partially offset by an increase in interest income earned on a higher volume of loans. Investment securities also had decreased volume due to regular payments and lower yields due to variable-rate securities compared to the preceding quarter. The Company reported reduced rates and declining volume of borrowings during the quarter which lowered costs; however, these savings were partially offset by an increase in cost due to a higher volume of retail customer deposits. The decrease in net interest margin from the same quarter one year ago is due to higher funding costs for deposits and borrowed funds. Organic loan production comprised 73% of new loan commitments for the third quarter with the remaining 27% added through purchases of higher-yielding loans from established third-party relationships. The Bank's fair value hedging agreements on securities and loans added $188,000 and $395,000, respectively, to interest income for the third quarter of 2024.

The yield on average earning assets for the third quarter of 2024 decreased 11-basis points to 5.44% compared to 5.55% for the second quarter of 2024 and increased 30-basis points from 5.14% for the third quarter of 2023. The third quarter decrease is attributable to the accrued interest reversed on nonperforming loans, a lower yield and volume of investment securities and a decrease in the balance of Federal Home Loan Bank ("FHLB") stock. The year-over-year increase in interest income was primarily due to higher average loan balances augmented by increases in yields on all earning assets, which were positively impacted by the higher rate environment.

The cost of average interest-bearing liabilities decreased 5-basis points to 3.23% for the third quarter of 2024, compared to 3.28% for the second quarter of 2024, and increased 63-basis points from 2.60% for the third quarter of 2023. Total cost of funds decreased to 2.82% for the third quarter of 2024 from 2.87% in the prior quarter and increased from 2.23% for the third quarter of 2023. Current quarter decreases were due to lower average balances and costs on borrowings. The Bank continues to offer higher rate specials on money market and CD accounts to attract and retain retail customer deposits. The average brokered CD balance decreased $5.5 million from the linked quarter with a 6-basis point decrease in the average rate paid on brokered funds.

The increase in cost of average interest-bearing liabilities over the same quarter last year was driven by higher rates paid on deposits and borrowings and higher average CD balances. The Company attracted and retained funding through the use of promotional products and a focus on digital account acquisition. The mix of retail deposit balances shifted from no or low-cost transaction and savings accounts towards higher cost term certificate and higher yield money market accounts. Retail CDs represented 29.3%, 26.8% and 27.6% of retail deposits at September 30, 2024, June 30, 2024 and September 30, 2023, respectively. Average interest-bearing deposit balances increased $44.8 million, or 3.2%, to $1.45 billion for the third quarter of 2024 compared to the second quarter of 2024 and increased $75.0 million, or 5.4%, compared to $1.38 billion for the third quarter of 2023.

Selected Yields	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Loan yield	5.51%	5.62%	5.51%	5.38%	5.31%
Investment securities yield	4.90	5.01	4.75	4.53	4.18
Cost of interest-bearing deposits	3.00	2.91	2.86	2.52	2.22
Cost of total deposits	2.56	2.47	2.43	2.12	1.85
Cost of borrowed funds	4.35	4.76	4.52	4.50	4.45
Net interest spread	2.21	2.27	2.28	2.40	2.54
Net interest margin	2.70	2.76	2.76	2.84	2.97

Noninterest Income

Noninterest income decreased to $1.8 million for the third quarter of 2024 compared to $7.4 million for the second quarter of 2024. Nonrecurring second quarter transactions included a sale-leaseback transaction which resulted in a gain on sale of premises and equipment of $7.9 million, partially offset by a $2.1 million loss on the sale of lower-yielding available-for-sale securities. Income from the gain on sale of loans in the third quarter of 2024 includes $51,000 from SBA loans, compared to $116,000 in the prior quarter. Write-downs on sold loan servicing rights mark-to-market valuation totaled $161,000 for the third quarter of 2024 compared to $103,000 in the prior quarter. Other noninterest income includes a valuation gain on partnership investments of $279,000 compared to a loss of $56,000 in the preceding quarter.

Noninterest income decreased 38.7% from $2.9 million in the same quarter one year ago. The third quarter of 2023 included $750,000 in credit enhancements reimbursed to the Company on Splash charge-offs recorded in other noninterest income. The quarter ended September 30, 2023, also included a $102,000 gain on sale of mortgage loans, compared to a $6,000 gain in the third quarter of 2024.

Noninterest Income
$ in thousands	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Loan and deposit service fees	$1,059	$1,076	$1,102	1,068	$1,068
Sold loan servicing fees and servicing rights mark-to-market	10	74	219	276	98
Net gain on sale of loans	58	150	52	33	171
Net (loss) gain on sale of investment securities	—	(2,117)	—	(5,397)	—
Net gain on sale of premises and equipment	—	7,919	—	—	—
Increase in cash surrender value of bank-owned life insurance	315	293	243	260	252
Other income	337	(48)	572	831	1,315
Total noninterest income	$1,779	$7,347	$2,188	$(2,929)	$2,904

Noninterest Expense

Noninterest expense totaled $15.9 million for the third quarter of 2024, compared to $15.6 million for the preceding quarter and $14.4 million for the third quarter a year ago. Increases were primarily due to one-time severance payouts of $704,000 during the three months ended September 30, 2024, partially offset by a decrease in occupancy due to the one-time tax assessment on the sale-leaseback of $359,000 paid in the previous quarter. Other expense increased this quarter primarily due to $161,000 of additional credit related expenses.

The increase in total noninterest expenses compared to the third quarter of 2023 is mainly due to current quarter one-time severance payouts of $704,000, additional payroll tax expense of $342,000 and additional medical benefit expense of $162,000. Payroll tax expense in the third quarter of 2023 included accretion of the employee retention credit ("ERC") which reduced the expense by $293,000. In the fourth quarter of 2023, the Bank stopped the recognition of the ERC for the foreseeable future. Occupancy increased due to the additional rent of $416,000 from the previous quarter sale-leaseback transaction. Other increases compared to the third quarter of 2023 included $51,000 in stockholder communications, $103,000 of state taxes, $163,000 in FDIC insurance premiums, and $269,000 of additional credit related expenses. These increases were partially offset by lower legal fees of $204,000, consulting fees of $146,000 and advertising costs of $91,000. The Company continues to focus on controlling compensation expense and reducing advertising and other discretionary spending to improve earnings.

Noninterest Expense
$ in thousands	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Compensation and benefits	$8,582	$8,588	$8,128	$7,397	$7,795
Data processing	2,085	2,008	1,944	2,107	1,945
Occupancy and equipment	1,553	1,799	1,240	1,262	1,173
Supplies, postage, and telephone	360	317	293	351	292
Regulatory assessments and state taxes	548	457	513	376	446
Advertising	409	377	309	235	501
Professional fees	698	684	910	1,119	929
FDIC insurance premium	533	473	386	418	369
Other expense	1,080	906	580	3,725	926
Total noninterest expense	$15,848	$15,609	$14,303	$16,990	$14,376

Efficiency ratio	100.31%	72.32%	88.75%	150.81%	80.52%

Investment Securities

Investment securities increased $4.2 million, or 1.4%, to $310.9 million at September 30, 2024, compared to $306.7 million three months earlier, and increased $1.5 million compared to $309.3 million at September 30, 2023. The market value of the portfolio increased $8.1 million during the third quarter of 2024 primarily due to the market rally in the second half the third quarter which drove the yield curve lower. At September 30, 2024, municipal bonds totaled $81.4 million and comprised the largest portion of the investment portfolio at 26.2%. Agency issued mortgage-backed securities ("MBS agency") were the second largest segment, totaling $78.5 million, or 25.3%, of the portfolio at quarter end. Included in MBS non-agency were $29.6 million of commercial mortgage-backed securities ("CMBS"), of which 89.8% were in "A" tranches and the remaining 10.2% were in "B" tranches. Our largest exposure in the CMBS portfolio at September 30, 2024, was to long-term care facilities, which comprised 65.0%, or $19.2 million, of our private label CMBS securities. All of the CMBS bonds had credit enhancements ranging from 28.8% to 71.8%, with a weighted-average credit enhancement of 55.3%, that further reduced the risk of loss on these investments.

The estimated average life of the securities portfolio was approximately 7.4 years at September 30, 2024, 7.8 years at the prior quarter end and 7.7 years for the third quarter of 2023. The effective duration of the portfolio was approximately 3.9 years at September 30, 2024, compared to 4.3 years in the prior quarter and 4.9 years at the end of the third quarter of 2023. Our recent investment purchases have primarily been floating rate securities to take advantage of higher short-term rates above those offered on cash and to reduce our liability sensitivity.

Investment Securities Available for Sale, at Fair Value
$ in thousands	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Municipal bonds	$81,363	$78,825	$87,004	$87,761	$93,995
U.S. Treasury notes	—	—	—	—	2,377
International agency issued bonds (Agency bonds)	—	—	—	—	1,703
U.S. government agency issued asset-backed securities (ABS agency)	13,296	13,982	14,822	11,782	—
Corporate issued asset-backed securities (ABS corporate)	16,391	16,483	13,929	5,286	—
Corporate issued debt securities (Corporate debt):
Senior positions	10,241	9,066	13,617	9,270	16,975
Subordinated bank notes	43,817	43,826	39,414	42,184	37,360
U.S. Small Business Administration securities (SBA)	9,317	9,772	7,911	—	—
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	78,549	77,301	83,271	63,247	66,946
Non-agency issued mortgage-backed securities (MBS non-agency)	57,886	57,459	65,987	76,093	89,968
Total securities available for sale, at fair value	$310,860	$306,714	$325,955	$295,623	$309,324

Loans and Unfunded Loan Commitments

Net loans, excluding loans held for sale, increased $36.7 million, or 2.2%, to $1.71 billion at September 30, 2024, from $1.68 billion at June 30, 2024, and increased $96.4 million, or 6.0%, from $1.62 billion one year ago.

Commercial business loans increased $38.2 million, primarily attributable to a $29.0 million increase in our Northpointe Bank Mortgage Purchase Program participation, organic originations totaling $7.9 million and draws on existing lines of credit of $5.7 million which were partially offset by payments. One-to-four family loans increased $5.9 million during the third quarter of 2024 as a result of $14.2 million in residential construction loans that converted to permanent amortizing loans, partially offset by payoffs and scheduled payments. Home equity loans increased $4.3 million over the previous quarter due to organic home equity loan production of $5.5 million and draws on new and existing commitments of $4.6 million, partially offset by payoffs and scheduled payments. Multi-family loans increased $3.7 million during the current quarter. The increase was primarily the result of $9.2 million of construction loans converting into permanent amortizing loans, partially offset by payoffs and scheduled payments. Commercial real estate loans increased $497,000 during the third quarter of 2024 compared to the previous quarter as originations of $8.6 million were offset by payoffs and scheduled payments.

Construction loans decreased $11.6 million during the quarter, with $23.4 million converting into fully amortizing loans, partially offset by draws on new and existing loans. New single-family residence construction loan commitments totaled $4.1 million in the third quarter, compared to $2.7 million in the preceding quarter. Auto and other consumer loans decreased $4.4 million during the third quarter of 2024 as payoffs and scheduled payments were higher than $5.8 million of new auto loan purchases, a $4.3 million manufactured home loan pool and individual manufactured home loan purchases totaling $1.2 million.

The Company originated $3.4 million in residential mortgages during the third quarter of 2023 and sold $3.9 million, with an average gross margin on sale of mortgage loans of approximately 2.06%. This production compares to residential mortgage originations of $5.0 million in the preceding quarter with sales of $4.9 million, and an average gross margin of 2.05%. Single-family home inventory remained historically low and higher market rates on mortgage loans continued to limit saleable mortgage loan production through much of the third quarter.

Loans by Collateral and Unfunded Commitments
$ in thousands	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
One-to-four family construction	$51,607	$49,440	$70,100	$60,211	$72,991
All other construction and land	45,166	58,346	55,286	69,484	71,092
One-to-four family first mortgage	469,053	434,840	436,543	426,159	409,207
One-to-four family junior liens	14,701	13,706	12,608	12,250	12,859
One-to-four family revolving open-end	48,459	44,803	45,536	42,479	38,413
Commercial real estate, owner occupied:
Health care	29,407	29,678	29,946	22,523	22,677
Office	17,901	19,215	17,951	18,468	18,599
Warehouse	11,645	14,613	14,683	14,758	14,890
Other	64,535	56,292	55,063	61,304	57,414
Commercial real estate, non-owner occupied:
Office	49,770	50,158	53,099	53,548	53,879
Retail	49,717	50,101	50,478	51,384	51,466
Hospitality	62,282	62,628	66,982	67,332	61,339
Other	82,573	84,428	93,040	94,822	96,083
Multi-family residential	354,118	350,382	339,907	333,428	325,338
Commercial business loans	86,904	79,055	90,781	76,920	75,068
Commercial agriculture and fishing loans	15,369	14,411	10,200	5,422	4,437
State and political subdivision obligations	404	405	405	405	439
Consumer automobile loans	144,036	151,121	139,524	132,877	134,695
Consumer loans secured by other assets	132,749	129,293	122,895	108,542	104,999
Consumer loans unsecured	4,411	5,209	6,415	7,712	9,093
Total loans	$1,734,807	$1,698,124	$1,711,442	$1,660,028	$1,634,978

Unfunded commitments under lines of credit or existing loans	$166,446	$155,005	$148,736	$149,631	$154,722

Deposits

Total deposits increased $3.4 million to $1.71 billion at September 30, 2024, compared to $1.71 billion at June 30, 2024, and increased $53.9 million, or 3.3%, compared to $1.66 billion one year ago. During the third quarter of 2024, total retail customer deposit balances increased $23.4 million and brokered deposit balances decreased $20.0 million. Compared to the preceding quarter, there were balance increases of $18.1 million in consumer time deposits, $17.7 million in business money market accounts, $7.9 million in consumer demand accounts and $7.7 million in business time deposits. These increases were partially offset by decreases in business demand accounts of $26.4 million, brokered time deposits of $20.0 million, consumer money market accounts of $7.4 million, business savings accounts of $6.5 million, consumer savings accounts of $5.3 million and public fund time deposits of $941,000, during the third quarter of 2024. Increases in time deposits and money market accounts were driven by customer behavior as they sought out higher rates. Overall, the current rate environment continues to contribute to greater competition for deposits with ongoing deposit rate specials offered to attract new funds.

The Company estimates that $401.0 million, or 23%, of total deposit balances were uninsured at September 30, 2024. Approximately $265.7 million, or 16%, of total deposits were uninsured business and consumer deposits with the remaining $135.3 million, or 8%, consisting of uninsured public funds at September 30, 2024. Uninsured public fund balances were fully collateralized. The Bank holds an FHLB standby letter of credit as part of our participation in the Washington Public Deposit Protection Commission program which covered $115.5 million of related deposit balances while the remaining $19.8 million of uninsured tribal accounts was fully covered through pledged securities at September 30, 2024.

As of September 30, 2024, consumer deposits made up 58% of total deposits with an average balance of $24,000 per account, business deposits made up 22% of total deposits with an average balance of $51,000 per account, public fund deposits made up 8% of total deposits with an average balance of $1.6 million per account and the remaining 12% of account balances are brokered time deposits. We have maintained the majority of our public fund relationships for over 10 years. Approximately 70% of our customer base is located in rural areas, with 18% in urban areas and the remaining 12% are brokered deposits as of September 30, 2024.

Deposits
$ in thousands	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Noninterest-bearing demand deposits	$252,999	$276,543	$252,083	$269,800	$280,475
Interest-bearing demand deposits	167,202	162,201	169,418	182,361	179,029
Money market accounts	433,307	423,047	362,205	372,706	374,269
Savings accounts	212,763	224,631	242,148	253,182	260,279
Certificates of deposit, retail	441,665	398,161	443,412	410,136	379,484
Total retail deposits	1,507,936	1,484,583	1,469,266	1,488,185	1,473,536
Certificates of deposit, brokered	203,705	223,705	207,626	169,577	179,586
Total deposits	$1,711,641	$1,708,288	$1,676,892	$1,657,762	$1,653,122

Public fund and tribal deposits included in total deposits	$139,729	$138,439	$132,652	$128,627	$130,974
Total loans to total deposits	101%	99%	102%	100%	99%

Deposit Mix	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Noninterest-bearing demand deposits	14.8%	16.2%	15.0%	16.3%	17.0%
Interest-bearing demand deposits	9.8	9.5	10.1	11.0	10.8
Money market accounts	25.3	24.8	21.6	22.5	22.6
Savings accounts	12.4	13.1	14.4	15.3	15.7
Certificates of deposit, retail	25.8	23.3	26.5	24.7	23.0
Certificates of deposit, brokered	11.9	13.1	12.4	10.2	10.9

Cost of Deposits for the Quarter Ended	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Interest-bearing demand deposits	0.45%	0.47%	0.45%	0.45%	0.46%
Money market accounts	2.65	2.40	2.08	1.48	1.22
Savings accounts	1.64	1.62	1.63	1.54	1.42
Certificates of deposit, retail	4.16	4.10	4.13	3.92	3.52
Certificates of deposit, brokered	4.88	4.94	4.94	4.72	4.31
Cost of total deposits	2.56	2.47	2.43	2.12	1.85

Asset Quality

The allowance for credit losses on loans ("ACLL") increased $2.6 million from $19.3 million at June 30, 2024, to $22.0 million at September 30, 2024. The ACLL as a percentage of total loans was 1.27% at September 30, 2024, increasing from 1.14% at June 30, 2024, and increasing from 1.04% one year earlier. The current quarter increase can be attributed to $1.9 million of additional reserves taken on individually evaluated commercial business loans due uncertainty in the collectability of these loans. The pooled loan reserve increased $1.2 million due to higher loss factors applied to commercial business and multi-family loans, partially offset by lower loss factors applied to one-to-four family, commercial real estate, home equity, auto and other consumer loans. Loss factors were revised based on the results of an annual loss driver analysis, in conjunction with other relevant factors, to update each segment's sensitivity to qualitative factors used in the calculation of the pooled reserve at September 30, 2024.

Nonperforming loans totaled $30.4 million at September 30, 2024, an increase of $6.8 million from June 30, 2024, primarily attributable to a $5.6 million delinquent commercial real estate relationship and two commercial business loans with an aggregate total of $1.7 million placed on nonaccrual due to credit concerns. The percentage of the allowance for credit losses on loans to nonperforming loans decreased to 72% at September 30, 2024, from 82% at June 30, 2024, and from 714% at September 30, 2023. This ratio continues to decline as higher balances of real estate loans are included in nonperforming assets with no significant corresponding increase to the ACLL as these secured loans are considered adequately reserved for based on information currently available.

Classified loans increased $7.2 million to $46.9 million at September 30, 2024, due to the downgrade of one $6.4 million commercial real estate loan and ten commercial business loans totaling $5.6 million during the third quarter, partially offset by loan payoffs totaling $5.0 million. An $11.2 million construction loan relationship, which became a classified loan in the fourth quarter of 2022; an $8.1 million commercial construction loan relationship, which became classified in the previous quarter; and a $6.2 million commercial loan relationship, which became classified in the fourth quarter of 2023, account for 55% of the classified loan balance at September 30, 2024. The Bank has exercised legal remedies, including the appointment of a third-party receiver and foreclosure actions, to liquidate the underlying collateral to satisfy the real estate loans in two of these three collateral dependent relationships. The Bank is also closely monitoring certain equity program loans, with 14 loans totaling $5.9 million included in classified loans at September 30, 2024, and an additional nine loans totaling $3.1 million included in the special mention risk grading category.

$ in thousands	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Allowance for credit losses on loans to total loans	1.27%	1.14%	1.05%	1.05%	1.04%
Allowance for credit losses on loans to nonaccrual loans	72	82	92	94	714
Nonaccrual loans to total loans	1.75	1.39	1.14	1.12	0.15
Net charge-off ratio (annualized)	0.10	1.70	0.19	0.14	0.30

Total nonaccrual loans	$30,376	$23,631	$19,481	$18,644	$2,374
Reserve for unfunded commitments	$704	$647	$548	$817	$828

Capital

Total shareholders’ equity increased to $160.8 million at September 30, 2024, compared to $158.9 million three months earlier, due to an increase in the after-tax fair market values of the available-for-sale investment securities portfolio of $6.3 million, partially offset by a net loss of $2.0 million, a decrease in the after-tax fair market values of derivatives of $1.2 million, share repurchases totaling $1.0 million and dividends declared of $659,000.

Book value per common share was $17.17 at September 30, 2024, compared to $16.81 at June 30, 2024, and $16.20 at September 30, 2023. Tangible book value per common share* was $17.00 at September 30, 2024, compared to $16.64 at June 30, 2024, and $16.03 at September 30, 2023.

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at September 30, 2024. Common Equity Tier 1 and Total Risk-Based Capital Ratios at September 30, 2024, were 12.2% and 13.4%, respectively.

	3Q 24	2Q 24	1Q 24	4Q 23	3Q 23
Equity to total assets	7.13%	7.17%	7.17%	7.42%	7.25%
Tangible common equity to tangible assets *	7.06	7.10	7.10	7.35	7.17
Capital ratios (First Fed Bank):
Tier 1 leverage	9.39	9.38	9.74	9.90	10.12
Common equity Tier 1 capital	12.20	12.40	12.56	13.12	13.43
Tier 1 risk-based	12.20	12.40	12.56	13.12	13.43
Total risk-based	13.44	13.49	13.57	14.11	14.38

Share Repurchase Program and Cash Dividend

First Northwest continued to return capital to our shareholders through cash dividends and share repurchases during the third quarter of 2024. We repurchased 98,156 shares of common stock under the Company's April 2024 Stock Repurchase Plan ("Repurchase Plan") at an average price of $10.19 per share for a total of $1.0 million during the quarter ended September 30, 2024, leaving 846,123 shares remaining under the plan. In addition, the Company paid cash dividends totaling $652,000 in the third quarter of 2024.

* See reconciliation of Non-GAAP Financial Measures later in this release.

Awards/Recognition

The Company received several accolades as a leader in the community in the last year.

In September 2024, the First Fed team was recognized in the 2024 Best of Olympic Peninsula surveys, winning Best Bank and Best Lender in Clallam County; Best Bank and Best Financial Advisor in the West End; and Best Lender in Jefferson County. First Fed was also a finalist for Best Bank, Best Customer Service, Best Employer and Best Financial Advisor in Jefferson County; Best Customer Service, Best Employer and Best Financial Advisor in Clallam County; and Best Customer Service and Best Employer in the West End.
In May 2024, First Fed, along with the First Fed Community Foundation, were honored to be ranked second on the Puget Sound Business Journal Midsize Corporate Philanthropists list.
In October 2023, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive for the second year in a row.
In September 2023, the First Fed team was recognized in the 2023 Best of Olympic Peninsula surveys as a finalist for Best Employer in Kitsap County and Best Bank and Best Financial Institution in Bainbridge.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, including our ability to collect, the outcome of litigation and statements regarding our mission and vision, and include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements often identified by words such as "believes," "expects," "anticipates," "estimates," or similar expressions. These forward-looking statements are based upon current management beliefs and expectations and may, therefore, involve risks and uncertainties, many of which are beyond our control. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; the risk of inaccuracies in the reporting of our financial condition as a result of the material weakness in our internal controls; and other factors described in the Company’s latest Annual Report on Form 10-K under the section entitled "Risk Factors," and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Geri Bullard, EVP, Chief Financial Officer and Chief Operating Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	September 30, 2024	June 30, 2024	September 30, 2023	Three Month Change	One Year Change
ASSETS
Cash and due from banks	$17,953	$19,184	$20,609	-6.4%	-12.9%
Interest-earning deposits in banks	64,769	63,995	63,277	1.2	2.4
Investment securities available for sale, at fair value	310,860	306,714	309,324	1.4	0.5
Loans held for sale	378	1,086	689	-65.2	-45.1
Loans receivable (net of allowance for credit losses on loans $21,970, $19,343, and $16,945)	1,714,416	1,677,764	1,618,033	2.2	6.0
Federal Home Loan Bank (FHLB) stock, at cost	14,435	13,086	12,621	10.3	14.4
Accrued interest receivable	8,939	9,466	8,093	-5.6	10.5
Premises and equipment, net	10,436	10,714	17,954	-2.6	-41.9
Servicing rights on sold loans, at fair value	3,584	3,740	3,729	-4.2	-3.9
Bank-owned life insurance, net	41,429	41,113	40,318	0.8	2.8
Equity and partnership investments	14,912	15,085	14,623	-1.1	2.0
Goodwill and other intangible assets, net	1,083	1,084	1,087	-0.1	-0.4
Deferred tax asset, net	10,802	12,216	16,611	-11.6	-35.0
Prepaid expenses and other assets	41,490	40,715	26,577	1.9	56.1
Total assets	$2,255,486	$2,215,962	$2,153,545	1.8%	4.7%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,711,641	$1,708,288	$1,657,762	0.2%	3.3%
Borrowings	334,994	302,575	300,416	10.7	11.5
Accrued interest payable	2,153	3,143	2,276	-31.5	-5.4
Accrued expenses and other liabilities	43,424	41,771	34,651	4.0	25.3
Advances from borrowers for taxes and insurance	2,485	1,304	2,375	90.6	4.6
Total liabilities	2,094,697	2,057,081	1,997,480	1.8	4.9

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,365,979 at September 30, 2024; issued and outstanding 9,453,247 at June 30, 2024; and issued and outstanding 9,630,735 at September 30, 2023	94	94	96	0.0	-2.1
Additional paid-in capital	93,218	93,985	95,658	-0.8	-2.6
Retained earnings	100,660	103,322	113,579	-2.6	-11.4
Accumulated other comprehensive loss, net of tax	(26,424)	(31,597)	(45,850)	16.4	42.4
Unearned employee stock ownership plan (ESOP) shares	(6,759)	(6,923)	(7,418)	2.4	8.9
Total shareholders' equity	160,789	158,881	156,065	1.2	3.0
Total liabilities and shareholders' equity	$2,255,486	$2,215,962	$2,153,545	1.8%	4.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	September 30, 2024	June 30, 2024	September 30, 2023	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$23,536	$23,733	$21,728	-0.8%	8.3%
Interest on investment securities	3,786	3,949	3,368	-4.1	12.4
Interest on deposits in banks	582	571	524	1.9	11.1
FHLB dividends	302	358	214	-15.6	41.1
Total interest income	28,206	28,611	25,834	-1.4	9.2
INTEREST EXPENSE
Deposits	10,960	10,180	7,699	7.7	42.4
Borrowings	3,226	4,196	3,185	-23.1	1.3
Total interest expense	14,186	14,376	10,884	-1.3	30.3
Net interest income	14,020	14,235	14,950	-1.5	-6.2
PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	3,077	8,640	880	-64.4	249.7
Provision for (recapture of) credit losses on unfunded commitments	57	99	(509)	-42.4	111.2
Provision for credit losses	3,134	8,739	371	-64.1	744.7
Net interest income after provision for credit losses	10,886	5,496	14,579	98.1	-25.3
NONINTEREST INCOME
Loan and deposit service fees	1,059	1,076	1,068	-1.6	-0.8
Sold loan servicing fees and servicing rights mark-to-market	10	74	98	-86.5	-89.8
Net gain on sale of loans	58	150	171	-61.3	-66.1
Net loss on sale of investment securities	—	(2,117)	—	100.0	n/a
Net gain on sale of premises and equipment	—	7,919	—	-100.0	n/a
Increase in cash surrender value of bank-owned life insurance	315	293	252	7.5	25.0
Other income	337	(48)	1,315	802.1	-74.4
Total noninterest income	1,779	7,347	2,904	-75.8	-38.7
NONINTEREST EXPENSE
Compensation and benefits	8,582	8,588	7,795	-0.1	10.1
Data processing	2,085	2,008	1,945	3.8	7.2
Occupancy and equipment	1,553	1,799	1,173	-13.7	32.4
Supplies, postage, and telephone	360	317	292	13.6	23.3
Regulatory assessments and state taxes	548	457	446	19.9	22.9
Advertising	409	377	501	8.5	-18.4
Professional fees	698	684	929	2.0	-24.9
FDIC insurance premium	533	473	369	12.7	44.4
Other expense	1,080	906	926	19.2	16.6
Total noninterest expense	15,848	15,609	14,376	1.5	10.2
(Loss) income before (benefit) provision for income taxes	(3,183)	(2,766)	3,107	-15.1	-202.4
(Benefit) provision for income taxes	(1,203)	(547)	603	-119.9	-299.5
Net (loss) income	$(1,980)	$(2,219)	$2,504	10.8%	-179.1%

Basic and diluted (loss) earnings per common share	$(0.23)	$(0.25)	$0.28	8.0%	-182.1%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,		Percent
	2024	2023	Change
INTEREST INCOME
Interest and fees on loans receivable	$70,036	$62,531	12.0%
Interest on investment securities	11,367	9,886	15.0
Interest on deposits in banks	1,798	1,545	16.4
FHLB dividends	942	628	50.0
Total interest income	84,143	74,590	12.8
INTEREST EXPENSE
Deposits	31,252	18,261	71.1
Borrowings	10,708	9,092	17.8
Total interest expense	41,960	27,353	53.4
Net interest income	42,183	47,237	-10.7
PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	12,956	1,195	984.2
(Recapture of) provision for credit losses on unfunded commitments	(113)	(1,024)	89.0
Provision for credit losses	12,843	171	7,410.5
Net interest income after provision for credit losses	29,340	47,066	-37.7
NONINTEREST INCOME
Loan and deposit service fees	3,237	3,273	-1.1
Sold loan servicing fees and servicing rights mark-to-market	303	400	-24.3
Net gain on sale of loans	260	405	-35.8
Net loss on sale of investment securities	(2,117)	—	100.0
Net gain on sale of premises and equipment	7,919	—	100.0
Increase in cash surrender value of bank-owned life insurance	851	668	27.4
Other income	861	2,203	-60.9
Total noninterest income	11,314	6,949	62.8
NONINTEREST EXPENSE
Compensation and benefits	25,298	23,812	6.2
Data processing	6,037	6,063	-0.4
Occupancy and equipment	4,592	3,596	27.7
Supplies, postage, and telephone	970	1,082	-10.4
Regulatory assessments and state taxes	1,518	1,259	20.6
Advertising	1,095	2,471	-55.7
Professional fees	2,292	2,619	-12.5
FDIC insurance premium	1,392	939	48.2
Other	2,566	2,623	-2.2
Total noninterest expense	45,760	44,464	2.9
(Loss) income before (benefit) provision for income taxes	(5,106)	9,551	-153.5
(Benefit) provision for income taxes	(1,303)	1,903	-168.5
Net (loss) income	(3,803)	7,648	-149.7
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	—	160	-100.0
Net (loss) income attributable to parent	$(3,803)	$7,808	-148.7%

Basic and diluted (loss) earnings per common share	$(0.43)	$0.87	-149.4%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Performance ratios: (1)
Return on average assets	-0.36%	-0.40%	0.07%	-1.03%	0.46%
Return on average equity	-4.91	-5.47	0.98	-14.05	6.17
Average interest rate spread	2.21	2.27	2.28	2.40	2.54
Net interest margin (2)	2.70	2.76	2.76	2.84	2.97
Efficiency ratio (3)	100.3	72.3	88.8	150.8	80.5
Equity to total assets	7.13	7.17	7.17	7.42	7.25
Average interest-earning assets to average interest-bearing liabilities	118.0	117.6	118.3	118.2	120.0
Book value per common share	$17.17	$16.81	$17.00	$16.99	$16.20

Tangible performance ratios: (1)
Tangible common equity to tangible assets (4)	7.06%	7.10%	7.10%	7.35%	7.17%
Return on average tangible common equity (4)	-4.96	-5.53	0.99	-14.20	6.23
Tangible book value per common share (4)	$17.00	$16.64	$16.83	$16.83	$16.03

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	1.35%	1.07%	0.87%	0.85%	0.11%
Nonaccrual loans to total loans (6)	1.75	1.39	1.14	1.12	0.15
Allowance for credit losses on loans to nonaccrual loans (6)	72.33	81.85	92.18	93.92	713.77
Allowance for credit losses on loans to total loans	1.27	1.14	1.05	1.05	1.04
Annualized net charge-offs to average outstanding loans	0.10	1.70	0.19	0.14	0.30

Capital ratios (First Fed Bank):
Tier 1 leverage	9.4%	9.4%	9.7%	9.9%	10.1%
Common equity Tier 1 capital	12.2	12.4	12.6	13.1	13.4
Tier 1 risk-based	12.2	12.4	12.6	13.1	13.4
Total risk-based	13.4	13.5	13.6	14.1	14.4

Other Information:
Average total assets	$2,209,333	$2,219,370	$2,166,187	$2,127,655	$2,139,734
Average total loans	1,718,402	1,717,830	1,678,656	1,645,418	1,641,206
Average interest-earning assets	2,061,970	2,072,280	2,027,821	1,980,226	1,994,251
Average noninterest-bearing deposits	252,911	251,442	249,283	259,845	276,294
Average interest-bearing deposits	1,452,817	1,408,018	1,422,116	1,379,059	1,377,734
Average interest-bearing liabilities	1,747,649	1,762,858	1,714,474	1,675,044	1,661,996
Average equity	160,479	163,079	161,867	155,971	160,994
Average common shares -- basic	8,756,765	8,783,086	8,876,236	8,928,620	8,906,526
Average common shares -- diluted	8,756,765	8,783,086	8,907,184	8,968,828	8,934,882
Tangible assets (4)	2,253,914	2,214,361	2,238,446	2,200,230	2,151,849
Tangible common equity (4)	159,217	157,280	158,932	161,773	154,369

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Nine Months Ended September 30,
	2024	2023
Performance ratios: (1)
Return on average assets	-0.23%	0.50%
Return on average equity	-3.14	6.50
Average interest rate spread	2.25	2.83
Net interest margin (2)	2.74	3.22
Efficiency ratio (3)	85.54	82.06
Equity to total assets	7.13	7.25
Average interest-earning assets to average interest-bearing liabilities	117.9	121.0
Book value per common share	$17.17	$16.20

Tangible performance ratios: (1)
Tangible common equity to tangible assets (4)	7.06%	7.17%
Return on average tangible common equity (4)	-3.17	6.57
Tangible book value per common share (4)	$17.00	$16.03

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	1.35%	0.11%
Nonaccrual loans to total loans (6)	1.75	0.15
Allowance for credit losses on loans to nonaccrual loans (6)	72.33	713.77
Allowance for credit losses on loans to total loans	1.27	1.04
Annualized net charge-offs to average outstanding loans	0.67	0.10

Capital ratios (First Fed Bank):
Tier 1 leverage	9.4%	10.1%
Common equity Tier 1 capital	12.2	13.4
Tier 1 risk-based	12.2	13.4
Total risk-based	13.4	14.4

Other Information:
Average total assets	$2,198,337	$2,102,980
Average total loans	1,705,088	1,698,394
Average interest-earning assets	2,054,052	1,959,946
Average noninterest-bearing deposits	251,218	284,282
Average interest-bearing deposits	1,427,743	1,333,696
Average interest-bearing liabilities	1,741,683	1,619,763
Average equity	161,803	160,573
Average common shares -- basic	8,805,124	8,910,391
Average common shares -- diluted	8,805,124	8,930,404
Tangible assets (4)	2,253,914	2,151,849
Tangible common equity (4)	159,217	154,369

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

	September 30, 2024	June 30, 2024	September 30, 2023	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One-to-four family	$395,792	$389,934	$369,950	$5,858	$25,842
Multi-family	353,813	350,076	325,496	3,737	28,317
Commercial real estate	376,008	375,511	381,508	497	(5,500)
Construction and land	95,709	107,273	143,434	(11,564)	(47,725)
Total real estate loans	1,221,322	1,222,794	1,220,388	(1,472)	934
Consumer:
Home equity	76,960	72,613	64,424	4,347	12,536
Auto and other consumer	281,198	285,623	248,786	(4,425)	32,412
Total consumer loans	358,158	358,236	313,210	(78)	44,948
Commercial business	155,327	117,094	101,380	38,233	53,947
Total loans receivable	1,734,807	1,698,124	1,634,978	36,683	99,829
Less:
Derivative basis adjustment	(1,579)	1,017	—	(2,596)	(1,579)
Allowance for credit losses on loans	21,970	19,343	16,945	2,627	5,025
Total loans receivable, net	$1,714,416	$1,677,764	$1,618,033	$36,652	$96,383

Selected loan detail:

	September 30, 2024	June 30, 2024	September 30, 2023	Three Month Change	One Year Change
	(In thousands)
Construction and land loans breakout
1-4 Family construction	$43,125	$56,514	$63,371	$(13,389)	$(20,246)
Multifamily construction	29,109	43,341	54,318	(14,232)	(25,209)
Nonresidential construction	17,500	1,015	18,746	16,485	(1,246)
Land and development	5,975	6,403	6,999	(428)	(1,024)
Total construction and land loans	$95,709	$107,273	$143,434	$(11,564)	$(47,725)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$129,600	$125,906	$101,339	$3,694	$28,261
Woodside auto loans	126,129	131,151	124,833	(5,022)	1,296
First Help auto loans	15,971	17,427	5,079	(1,456)	10,892
Other auto loans	2,064	2,690	5,022	(626)	(2,958)
Other consumer loans	7,434	8,449	12,513	(1,015)	(5,079)
Total auto and other consumer loans	$281,198	$285,623	$248,786	$(4,425)	$32,412

Commercial business loans breakout
PPP loans	$-	$5	$45	$(5)	$(45)
Northpointe Bank MPP	38,155	9,150	162	29,005	37,993
Secured lines of credit	37,686	28,862	35,833	8,824	1,853
Unsecured lines of credit	1,571	1,133	919	438	652
SBA loans	7,219	7,146	9,149	73	(1,930)
Other commercial business loans	70,696	70,798	55,272	(102)	15,424
Total commercial business loans	$155,327	$117,094	$101,380	$38,233	$53,947

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not in conformity with generally accepted accounting principles in the United States of America ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculation of Total Revenue:

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(Dollars in thousands)
Net interest income	$14,020	$14,235	$13,928	$14,195	$14,950
Noninterest income	1,779	7,347	2,188	(2,929)	2,904
Total revenue, net of interest expense (1)	$15,799	$21,582	$16,116	$11,266	$17,854
(1) We believe this non-GAAP metric provides an important measure with which to analyze and evaluate income available for noninterest expenses.

Calculations Based on Tangible Common Equity:

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(Dollars in thousands, except per share data)
Total shareholders' equity	$160,789	$158,881	$160,506	$163,340	$156,065
Less: Goodwill and other intangible assets	1,083	1,084	1,085	1,086	1,087
Disallowed non-mortgage loan servicing rights	489	517	489	481	609
Total tangible common equity	$159,217	$157,280	$158,932	$161,773	$154,369

Total assets	$2,255,486	$2,215,962	$2,240,020	$2,201,797	$2,153,545
Less: Goodwill and other intangible assets	1,083	1,084	1,085	1,086	1,087
Disallowed non-mortgage loan servicing rights	489	517	489	481	609
Total tangible assets	$2,253,914	$2,214,361	$2,238,446	$2,200,230	$2,151,849

Average shareholders' equity	$160,479	$163,079	$161,867	$155,971	$160,994
Less: Average goodwill and other intangible assets	1,084	1,085	1,085	1,086	1,087
Average disallowed non-mortgage loan servicing rights	517	489	481	608	557
Total average tangible common equity	$158,878	$161,505	$160,301	$154,277	$159,350

Net (loss) income	$(1,980)	$(2,219)	$396	$(5,522)	$2,504
Common shares outstanding	9,365,979	9,453,247	9,442,796	9,611,876	9,630,735
GAAP Ratios:
Equity to total assets	7.13%	7.17%	7.17%	7.42%	7.25%
Return on average equity	-4.91%	-5.47%	0.98%	-14.05%	6.17%
Book value per common share	$17.17	$16.81	$17.00	$16.99	$16.20
Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	7.06%	7.10%	7.10%	7.35%	7.17%
Return on average tangible common equity (1)	-4.96%	-5.53%	0.99%	-14.20%	6.23%
Tangible book value per common share (1)	$17.00	$16.64	$16.83	$16.83	$16.03

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

	September 30, 2024	September 30, 2023
	(Dollars in thousands, except per share data)
Total shareholders' equity	$160,789	$156,065
Less: Goodwill and other intangible assets	1,083	1,087
Disallowed non-mortgage loan servicing rights	489	609
Total tangible common equity	$159,217	$154,369

Total assets	$2,255,486	$2,153,545
Less: Goodwill and other intangible assets	1,083	1,087
Disallowed non-mortgage loan servicing rights	489	609
Total tangible assets	$2,253,914	$2,151,849

Average shareholders' equity	$161,803	$160,573
Less: Average goodwill and other intangible assets	1,085	1,088
Average disallowed non-mortgage loan servicing rights	496	690
Total average tangible common equity	$160,222	$158,795

Net (loss) income	$(3,803)	$7,808
Common shares outstanding	9,365,979	9,630,735
GAAP Ratios:
Equity to total assets	7.13%	7.25%
Return on average equity	-3.14%	6.50%
Book value per common share	$17.17	$16.20
Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	7.06%	7.17%
Return on average tangible common equity (1)	-3.17%	6.57%
Tangible book value per common share (1)	$17.00	$16.03

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.